Ally Announces Non-Objection to 2017 Capital Plan
Capital Plan Includes Higher Share Repurchases and Proposed Dividend Increase

DETROIT – Ally Financial Inc. (NYSE: ALLY) today announced that the Federal Reserve did not object to the company’s capital plan as part of the Comprehensive Capital Analysis and Review. Ally’s capital plan includes the following actions:

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A $0.04 increase in the quarterly cash dividend on common stock from $0.08 per share to $0.12 per share, expected to begin in the third quarter of 2017, subject to consideration and approval by the Ally Board of Directors; and

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A 9% increase in the Company’s share repurchase program, which has been authorized by the Ally Board of Directors, permitting the Company to repurchase up to $760 million of the company’s common stock from time to time from the third quarter of 2017 through the second quarter of 2018.

“After initiating common capital distributions one year ago, we are very pleased to announce increases to both our common stock dividend and share repurchase program, reflecting the strength of our financial profile,” said Ally Chief Executive Officer Jeffrey J. Brown. “We remain focused on driving long-term value for our shareholders, and efficiently managing capital is a critical component of that strategy.”

Shares acquired under the repurchase program are expected to be used for general corporate purposes and may be available for resale, including in connection with the company’s compensation and employee-benefit plans. The repurchase program enables the company to acquire shares through open market purchases or privately negotiated transactions, including through a Rule 10b5-1 plan, at the discretion of the company’s management and on terms (including quantity, timing, and price) that the company’s management determines to be necessary, appropriate, or advisable.

About Ally Financial Inc.
Ally Financial Inc. (NYSE: ALLY) is a leading digital financial services company and a top 25 U.S. financial holding company offering financial products for consumers, businesses, automotive dealers and corporate clients. Ally's legacy dates back to 1919, and the company was redesigned in 2009 with a distinctive brand, innovative approach and relentless focus on its customers. Ally has an award-winning online bank (Ally Bank Member FDIC and Equal Housing Lender), one of the largest full service auto finance operations in the country, a complementary auto-focused insurance business, a growing digital wealth management and online brokerage platform, and a trusted corporate finance business offering capital for equity sponsors and middle-market companies.

The company had approximately $162.1 billion in assets as of March 31, 2017. For more information, visit the Ally press room at http://media.ally.com or follow Ally on Twitter: @AllyFinancial.

Contact:
Michael Brown
Ally Investor Relations
704-444-5225
michael.t.brown@ally.com

Sari Jensen
Ally Communications (Media)
646-781-2539
sari.jensen@ally.com